EXHIBIT 99.1

Onfolio Holdings Inc. Completes Acquisition of BWPS

WILMINGTON, Delaware, October 27, 2022 -- Onfolio Holdings Inc. (Nasdaq: ONFO, ONFOW) (the “Company” or “Onfolio”), a holding company that acquires and manages a diversified portfolio of online businesses across a broad range of verticals, today announced the completion of the Company’s previously announced acquisition of the assets relating to file and password protection for the WordPress sites Prevent Direct Access (PDA) and Password Protect WordPress (PPWP) (collectively “BWPS”), pursuant to an agreement entered into on October 3, 2022. At the closing, $1,250,000 of the purchase price was paid in cash. The remainder of the purchase price is payable as follows: (i) $40,000 will paid via a promissory note after the performance of certain obligations as provided for in the asset purchase agreement; and (ii) up to $60,000 in cash pursuant to the earn-out provisions of the asset purchase agreement. BWPS offers two main plugins that focus on file and password protection for WordPress sites, named Prevent Direct Access (PDA) and Password Protect WordPress (PPWP). They develop security plugins that allow bloggers, creators, agencies, and SMBs to protect their digital assets, products, and content. Offering a premium plugin in addition to the free products, users can access various free plugins, 20-30 distinct extensions, 2 other premium plugins, and more. BWPS reported approximately $379 thousand of adjusted EBITDA in 2021 (on an unaudited basis).

For additional details about the acquisition, please review the Company’s current report on Form 8-K filed with the Securities and Exchange Commission on October 27, 2022.

Onfolio Holdings Inc.

Onfolio acquires and manages a diversified portfolio of online businesses across a broad range of verticals, each with a niche content focus and brand identity. Onfolio acquires business that meet its investment criteria, being that such businesses operate in sectors with long-term growth opportunities, have positive and stable cash flows, face minimal threats of technological or competitive obsolescence and can be managed by our existing team or have strong management teams largely in place. The Company excels at finding acquisition opportunities where the seller has not fully optimized their business, and Onfolio’s experience and skillset allows it to add increased value to these existing businesses. Visit www.onfolio.com for more information.

Safe Harbor Statement

The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words “may,” “will,” “should,” “plans,” “explores,” “expects,” “anticipates,” “continues,” “estimates,” “projects,” “intends,” and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing new customer offerings, changes in customer order patterns, changes in customer offering mix, continued success in technological advances and delivering technological innovations, delays due to issues with outsourced service providers, those events and factors described by us under the caption “Risk Factors” included in our SEC filings and other risks to which our Company is subject, and various other factors beyond the Company’s control.

Investor Contact

Alex Thompson / Greg Robles

Gateway Group, Inc.

949.574.3860

ONFO@gatewayir.com